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                                 Exhibit 23(a)
                                 -------------

                          INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of The Bank of Kentucky Financial Corporation on Form S-4 of our Report of Independent Auditors, dated January 26, 2000, on the consolidated balance sheets of The Bank of Kentucky Financial Corporation as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, which report is included in the Annual Report on Form 10-K of The Bank of Kentucky Financial Corporation for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




                                                  Crowe, Chizek and Company LLP


Indianapolis, Indiana
March 21, 2000